UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 1, 2012

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction

of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2012, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected Ronald E. Stewart as a Class II director of the Company to serve until the Company’s next annual meeting of shareholders to be held in 2013. Mr. Stewart’s appointment to the Board will become effective on November 12, 2012. The Board has determined that Mr. Stewart meets all applicable independence standards, including the Nasdaq independence requirements.

Mr. Stewart is a private equity investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and the board of directors of the Accenture Foundation.

Mr. Stewart is currently a partner in Arcadia Capital Group, a private equity firm focused on the logistics industry. He also serves on the board of directors of one of its portfolio companies, Inland Container Express, Inc., which provides logistics brokerage services to the maritime industry. Mr. Stewart is the co-founder and Chairman of FLIP Burger Boutique, a gourmet burger restaurant concept, and recently has been working in a management capacity with 3DM Systems, LLC, a medical device company.

There is no arrangement or understanding between Mr. Stewart and any other person pursuant to which Mr. Stewart was elected as a director of the Company. There are no related party transactions between Mr. Stewart and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: November 7, 2012